Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of MB Financial, Inc. of our reports dated February 23, 2017, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of MB Financial, Inc. and Subsidiaries, appearing in the Annual Report on Form 10-K of MB Financial, Inc. for the year ended December 31, 2016.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement and related Prospectus.

/s/ RSM US LLP

Chicago, Illinois

November 3, 2017